Exhibit 99

FOR RELEASE 4:00 p.m. November 17, 2006

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

Kimberly B. Snyder, Executive Vice President and Chief Financial Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION DECLARES DIVIDEND

ROANOKE, VIRGINIA. November 17, 2006 – Roanoke based Valley Financial Corporation (Nasdaq Capital Market – VYFC) announced today that its Board of Directors has declared a dividend of $0.07 (seven cents) on each share of the Company’s outstanding common stock, payable January 2, 2007 to shareholders of record December 1, 2006. The Company currently has 4,110,893 shares outstanding. This dividend represents the sixth consecutive semi-annual cash dividend since the Company began paying a cash dividend in July of 2004. Ellis L. Gutshall, President and CEO, stated “We are pleased to continue our consistent track record of providing a tangible return to our shareholders in addition to the increase in the overall value of their stock since our Initial Public Offering in 1995.”

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road, 3850 Keagy Road, and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and investment activities, and incorporates a link to extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.